Exhibit 11.3
Envoy Communications Group Inc.
CORPORATE GOVERNANCE GUIDELINES
ENVOY COMMUNICATIONS GROUP INC.
(the “Company”)
CORPORATE GOVERNANCE GUIDELINES
A. Introduction
The board of directors of the Company and its management are committed to maintaining a high standard of corporate governance. This commitment includes adherence to the definition of corporate governance included in the 1994 Toronto Stock Exchange Committee Report on Corporate Governance in Canada. The report defined corporate governance as meaning “the process and structure used to direct and manage the business and affairs of a company with the objective of enhancing shareholder value, which includes ensuring the financial viability of the business. The process and structure define the division of power and establish mechanisms for achieving accountability among shareholders, the board of directors and management. The direction and management of the business should take into account the impact on other stakeholders such as employees, customers, suppliers and communities”.
The Company is subject to a variety of corporate governance guidelines and requirements enacted by the Canadian Securities Administrators (“CSA”), The Nasdaq Stock Market (“NASDAQ”) and by the U.S. Securities and Exchange Commission (“SEC”) under its rules and those mandated by the United States Sarbanes-Oxley Act of 2002 (“SOX”).
The board has the responsibility for the overall stewardship of the Company, establishing the overall policies and standards for the Company in the operation of its businesses, and reviewing and approving the strategic plans. In addition, the board monitors and assesses overall performance and progress in meeting the Company’s goals. Day to day management is the responsibility of the president and chief executive officer and senior management. To this end, the board has adopted the following guidelines to assist it in its corporate governance responsibilities.

Exhibit 11.3
B.	Board Organization and Membership

1.	Chair of the Board

The board has currently determined not to separate the positions of chairman of the board (“chair”) and president and chief executive officer.

2.	Lead Director Concept

The board has adopted a policy that it have an independent director (“Lead Director”) with responsibility to ensure that the board discharges its responsibilities effectively and independently of management. The Lead Director will chair scheduled meetings of outside directors without management present. The board has determined that the Lead Director shall be appointed by the board based on the recommendations of the Nominating and Corporate Governance Committee (“Governance Committee”).

3.	Board Size

Although the maximum number of directors permitted by the Company’s Articles is 10, the board has determined that it is in the best interests of the Company to maintain a smaller board, in the range of 5 to 7. It is the board’s belief that this range is currently sufficient to provide a diversity of expertise and opinions and allow effective committee organization, given the relative size of the Company.

The Governance Committee is mandated to review the size of the board from time to time and recommend changes in size to the board when appropriate. The board has the ability to increase or decrease its size within limits defined by the Articles of the Company.

4.	Independent and Non-Independent Directors

The board believes that, as a matter of policy, there should be a majority of independent directors on the Company’s board. To this end, the board has determined the number of officers or senior managers of the Company or

Exhibit 11.3
its subsidiaries who may serve as directors at any one time shall be limited to a maximum of two.
On matters of corporate governance, decisions will be made by the independent directors.

5.	“Independence” of Outside Directors

The Governance Committee undertakes an annual review to determine the existence of any relationships with the Company and to ensure that the majority of directors are independent of the Company, all Committee members are independent and, where any relationships exist, the director is acting appropriately. The board annually determines the independent status of each director, based on applicable laws and the Governance Committee’s recommendations.

6.	Primary Employment Status Change

The board has adopted a policy that requires any director whose primary employment status changes to notify the chair of the Governance Committee. The Governance Committee shall in turn advise the board and provide recommendations on the member’s continued service to the Company as a director. It is not intended that directors who retire or whose professional positions change should necessarily leave the board. The Governance Committee has the responsibility to assess the continued appropriateness of board membership under such circumstances.

7.	Officers’ Board Membership

The board has determined that management members of the board shall not automatically stand for re-election after retirement or resignation from the Company. Any former officer of the Company serving on the board will be considered to be a non-independent director for purposes of corporate governance until such time as the applicable regulatory cooling off periods have been met and the independent directors determine that sufficient distance has been established from the officer’s former executive duties to make the person independent.

Exhibit 11.3
8.	Criteria for Board Membership
The Governance Committee reviews each year the general and specific criteria applicable to candidates to be considered for nomination to the board. The objective of this review is to maintain the composition of the board in a way that provides the best mix of skills and experience to guide the long-term strategy and ongoing business operations of the Company. This review takes into account the desirability of maintaining a reasonable diversity of backgrounds, skills and experience and personal characteristics such as age, gender, geographic residence, etc. among the directors along with the key common qualities required for effective board participation.

9.	Selection of New Director Candidates

The board is responsible for identifying suitable candidates to be recommended for election to the board by the shareholders. The Governance Committee has the responsibility for assessing potential nominees, screening their qualifications against the current skill and experience requirements of the board and making recommendations in this regard to the board. Directors are encouraged to identify potential candidates. The president and chief executive officer is consulted and has input into the process. An invitation to stand as a nominee for election to the board will normally be made to a candidate by the board through the chair or the chair’s delegate.

10.	New Director Orientation

New directors are provided with an orientation and education program that includes written information about the duties and obligations of directors, the business and operations of the Company, documents from recent board meetings, and opportunities for meetings and discussion with senior management and other directors. The details of the orientation of each new director are tailored to that director’s individual needs and areas of interest.

11.	Fixed Terms for Membership on the Board

The board does not believe it should establish a fixed term for membership on the board. While fixed terms could help ensure that there are fresh ideas and views available to the board, they have the disadvantage of losing the contribution of directors who have developed, over a period of time, increased insight into the Company and its operations and who, therefore, can be expected to provide an increasing contribution to the board as a whole.

Exhibit 11.3
12.	Retirement Age

The board reviews the mandatory retirement age for directors from time to time. The board has currently determined that no person shall stand for election or re-election to the board if he or she attains the age of 70 years on or before the date of the annual meeting called in relation to the election of directors.

13.	Board Compensation

The Governance Committee reviews the compensation of directors on an annual basis, taking into account such matters as time commitment, responsibility and compensation provided by comparative companies. The Committee makes recommendations to the board for consideration when it believes changes in compensation are warranted.

14.	Share Ownership by Directors

The board has determined that ownership of the Company’s shares by directors is a positive step in helping directors align their interests with those of the shareholders. The board has adopted a policy guideline requiring directors to hold common shares of the Company.

C.	Board Meetings and Materials

1.	Board Meeting Agendas

The chair establishes the agenda for each board meeting.

Any board member may suggest the inclusion of items on the agenda in advance of the meeting.

2.	Meeting Materials Distributed in Advance

The board has determined that information and data that are important to the board’s understanding of business issues be distributed to the board before each board meeting in sufficient time to ensure adequate opportunity exists for members’ review. Management makes every attempt to make this material as concise as possible while still providing the desired information and focusing attention on critical issues to be considered by the board.

Exhibit 11.3
3.	Presentations

As a general rule and when appropriate, presentation materials are sent to the board members in advance. Time is allocated at all board meetings to ensure that members’ questions about the material can be answered.

The board appreciates the value of the regular attendance at each board meeting of non-board members who are members of the Company’s senior management. Attendance by senior management is determined by the president and chief executive officer with the concurrence of the board members. Management attendees are excused for any agenda items that are reserved for discussion among directors only.

4.	Non-Management Directors

Where appropriate, the directors meet without the non-independent directors following board meetings and at meetings of independent directors.

D.	Committee Organization and Meetings

1.	Board Committees

Each committee operates according to board-approved terms of reference. The committees are: (1) the Audit Committee; (2) the Nominating and Corporate Governance Committee; and (3) the Compensation Committee.

2.	Independent Directors

The board believes that, as a matter of policy, each of the Committees should be composed entirely of independent directors.

3.	Assignment of Committee Members

The Governance Committee is responsible for recommending to the board the assignment of board members to various committees, in consultation with the chair, and taking into account the wishes of individual board members.

Exhibit 11.3
4.	Committee Meetings
Committee chairs, in consultation with committee members, determine the frequency (consistent with the committee’s terms of reference) and length of the meetings of the committees. Each committee reports to the board on the results of each meeting.

5.	Committee Agendas

The chair of each committee, in consultation with the appropriate members of management, develops the committee’s agendas. The chair of each committee ensures that the committee meets sufficiently often to discharge its delegated responsibilities.

E.	Board and Management Responsibilities

1.	Board Relationship with Management

The board supports and encourages the members of the Company’s management in the performance of their duties and individual outside directors are encouraged to provide their counsel as needed. Management makes appropriate use of the board’s skills before decisions are brought forward on key issues.

Board members have complete access to management for relevant information. It is understood that board members will be prudent and be sure that this contact is not distracting to the business operation of the Company and that such contact, if in writing, be copied to the president and chief executive officer.

The board encourages senior management to bring managers into board meetings from time to time to provide additional insight into the items being discussed. Such managers are expected to be those with growth potential who would benefit from their exposure to the board.

2.	Corporate Strategy

The board believes that management is responsible for development of corporate strategy. It is the role of the board to review, question, validate and approve material changes in the strategies of the Company.

Exhibit 11.3
3.	Limits to Management Authority
The board establishes general authority guidelines that places limits on management’s approval authority depending on the nature and size of the proposed transaction. These limits anticipate that some flexibility exists within approved budgets, but otherwise must not be exceeded without prior board or appropriate committee approval.

4.	Formal Evaluation of the President and Chief Executive Officer

The Compensation Committee conducts an annual review of the performance of the president and chief executive officer as measured against objectives established mutually in the prior year by the Compensation Committee and the president and chief executive officer. The results of this annual review is communicated to the board’s independent directors who then make an evaluation of the overall performance of the president and chief executive officer. This performance evaluation is communicated to the president and chief executive officer by the chair of the Compensation Committee. The evaluation is used by the Compensation Committee in its deliberations concerning the president and chief executive officer’s annual compensation.

5.	Succession Planning and Management Development

The board believes that succession planning and management development are key to the ongoing process that contributes substantially to the success of the Company. The president and chief executive officer provides a detailed annual report to the Compensation Committee and a summary presentation to the board. The president and chief executive officer makes available to the Compensation Committee his recommendation as to a successor in the event of the unexpected incapacity of the president and chief executive officer.

6.	Principal Risks

The board is responsible for understanding the principal risks associated with the Company’s business on an ongoing basis and it is the responsibility of management to assure that the board and its committees are kept well informed of these changing risks on a timely basis. It is important that the board understand and support the key risk

Exhibit 11.3
decisions of management, which includes comprehending the appropriate balance between risks and rewards.
7.	Internal Controls and Management Information Systems

Fundamental to the discharge of the board’s overall responsibilities is the existence of control systems that can in part ensure the effective discharge of these responsibilities. A balance has to be achieved between controls related to financial or other matters that give the board reasonable assurances that its responsibilities are discharged and, at the same time, avoiding the creation of an unnecessarily bureaucratic and costly system of control mechanisms. The confidence of the board in the ability and integrity of management is the paramount control mechanism.

The board has delegated to the Audit Committee the responsibility to monitor the Company’s financial reporting process and internal control system in light of applicable legal and regulatory requirements, to review and appraise the audit efforts of the Company’s independent auditor and to provide an open avenue of communication among the independent auditor, financial and senior management and the board.

The Audit Committee requires management to implement and maintain appropriate systems of internal controls and meets with the Company’s external auditors and with management, on at least a quarterly basis, to oversee the effectiveness of these systems.

8.	Board Communications Policy

The board, or the appropriate committee thereof, reviews the content of the Company’s major communications to shareholders and the investing public, including the quarterly and annual reports, and approves the proxy circular, the annual information form and any prospectuses that may be issued. The board believes that it is the function of management to speak for the Company in its communications with the investment community, the media, customers, suppliers, employees, governments and the general public. It is understood that individual directors may from time to time be requested by management to assist with such communications. If communications from stakeholders are made to individual directors, management is informed and consulted to determine any appropriate response.

Exhibit 11.3
9.	Outside Advisors for Individual Directors

Occasionally individual directors may need the services of an advisor or expert to assist on matters involving their responsibilities as board members. The board has determined that any director who wishes to engage an outside advisor at the expense of the Company may do so.

10.	Assessing the Performance of the Board, Committees and Individual Directors

The Governance Committee reports to the board annually on the evaluation of the performance of the board, each of its committees and that of individual directors, based on the results of the directors’ annual self-assessment questionnaire. The performance of the Lead Director is annually evaluated against his terms of reference by the chair of the Governance Committee by means of formal interviews with each of the directors.